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                            VASTAR RESOURCES, INC.
                                  EXHIBIT 12
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                           For the Six
                                          Months Ended
                                            June 30,
                                         --------------
(Millions of dollars,                     1998    1997
except ratio amounts)                    -----   ------

Income from continuing operations
before income taxes, minority
interest and cumulative effect of
change in accounting principle(1).....   $44.2   $123.8
Fixed Charges:
Interest expense charged to income,
and portion of rentals
representative of interest(2).........    27.1     24.4
Capitalized Interest..................     ---      ---
                                         -----   ------

Total fixed charges...................    27.1     24.4
                                         -----   ------
Earnings (1) + (2)....................   $71.3   $148.2
                                         =====   ======

Ratio of earnings to fixed charges....     2.6      6.1
                                         =====   ======


The Company has no issuances of preferred stock.